AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF MEMBERSHIP INTERESTS AND ASSUMPTION OF OBLIGATIONS

This Agreement of Conveyance, Transfer and Assignment of Membership Interests and Assumption of Obligations (“Transfer and Assumption Agreement”) is made as of August 31, 2011, by Kinetic Resources Corp., a Nevada corporation (“Assignor”), and Luis Antonio Delgado Gonzalez (“Assignee”).

WHEREAS, Assignor is the sole member of KRC Exploration LLC, a Nevada limited liability company, (“the Subsidiary”); and

WHEREAS, through the Subsidiary, Assignor has been engaged in the business of exploring approximately 80 acres of lode mining claims located in the State of Washington (the “Business”); and

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all of the membership interests in the Subsidiary and, in connection therewith, Assignee has agreed to assume all of the liabilities of Assignor relating to the Business and the Subsidiary, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Assignment of Membership Interests.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and his successors and assigns, all of Assignor’s membership interests in KRC Exploration LLC, a Nevada limited liability company.

Section 2. Assumption.

2.1 Assumed Liabilities. As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, all liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Business and the Subsidiary (the “Liabilities”).

2.2 Indemnity. Assignee shall indemnify and hold harmless the Assignor for any loss, liability, claim, damage, or expense arising from or in connection with any claim relating to or arising out of any Liabilities.

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Section 3. Headings. The descriptive headings contained in this Transfer and Assumption Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer and Assumption Agreement.

Section 4. Governing Law. This Transfer and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within that state.

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IN WITNESS WHEREOF, this Transfer and Assumption Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

KINETIC RESOURCES CORP.

By: /s/ Luis Antonio Delgado Gonzalez

Luis Antonio Delgado Gonzalez, President

/s/ Luis Antonio Delgado Gonzalez

Luis Antonio Delgado Gonzalez

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